Filed pursuant to Rule 424(b)(3)
                                                   File No. 333-10543
PROSPECTUS

                      THE LOEWEN GROUP INC.
                       4126 Norland Avenue
                    Burnaby, British Columbia
    [LOGO]                Canada V5G 3S8

                     1,500,000 Common Shares


The Common shares without par value (the "Common Shares") of The Loewen Group Inc., a corporation under the laws of British Columbia ("Loewen"), offered hereby (the "Offered Shares") are being sold by certain shareholders of Loewen (collectively, the "Selling Shareholders"). Loewen will receive none of the proceeds from the sale of the Offered Shares. Information regarding the Selling
Shareholders   is  set  forth  herein  under  the  heading   "Selling
Shareholders."

     The Common Shares currently are traded on the New York Stock Exchange under the symbol "LWN." On January 10, 1997, the closing price per Common Share on the New York Stock Exchange was $37.25.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
                           SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Some or all of the Offered Shares may be offered for sale and sold from time to time by the Selling Shareholders on the New York Stock Exchange (or any other national securities exchange in the United States or interdealer quotation system on which the Common Shares may then be listed), in privately negotiated transactions
(which may include block transactions) or otherwise. In addition, the Selling Shareholders may engage in short sales, short sales against the box and other transactions in the Common Shares or derivatives thereof, and may pledge, sell, deliver or otherwise transfer the Offered Shares in connection therewith. This Prospectus may be used by the Selling Shareholders or by any broker-dealer who may participate in sales of the Offered Shares. Participating broker-dealers may act as agents or principals or both and may receive commissions, discounts or concessions in connection with sales or other transfers of Offered Shares. See "Plan of Distribution." Loewen Group International, Inc., a Delaware corporation and a wholly owned subsidiary of Loewen ("LGII"), has agreed to pay the expenses
of   registering  the  Offered  Shares  on  behalf  of  the   Selling
Shareholders, other than broker-dealer commissions, discounts or concessions and any legal fees incurred by the Selling Shareholders in connection with sales of the Offered Shares.

     No person is authorized by Loewen or the Selling Shareholders to give any information or to make any representations other than those contained in this Prospectus. Neither the delivery of this Prospectus nor any sale made hereunder shall create any implication that there has not been a change in the information contained herein since the date hereof.


          The date of this Prospectus is January 10, 1997.

                      AVAILABLE INFORMATION

     Loewen has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with any amendments, exhibits, annexes and schedules thereto, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder, with respect to the Offered Shares. This Prospectus does not include all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance  with  the rules and regulations  of  the  Commission.
Statements  made  in  the Prospectus as to the  contents  of  any contract, agreement or other document referred to in the Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

      Loewen is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by Loewen may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information that Loewen files with the Commission electronically are contained in the Internet Web site maintained by the Commission. The Commission's Web site address is http://www.sec.gov. The Common Shares are traded on the New York Stock Exchange, The Toronto Stock Exchange and The Montreal Exchange. Reports, proxy statements and other information filed by Loewen may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005, at the offices of The Toronto Stock Exchange at The Exchange Tower, 2 First Canadian Place, Toronto, Ontario, Canada M5X IJ2 and at the offices of The Montreal Exchange at 800 Victoria Square, Montreal, Quebec, Canada H4Z 1A9.


        INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents heretofore filed by Loewen with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act (File No. 0-18429 for filing prior to September 27, 1996; File No. 1-12163 for filings on or subsequent to September 27, 1996) are hereby incorporated herein by reference: (a) Loewen's (i) Annual Report on Form 10-K for the year ended December 31, 1995 filed March 28, 1996 (as amended on Form 10-K/A filed June 20,
1996); (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 (filed May 15, 1996), June 30, 1996 (filed August 14, 1996) and September 30, 1996 (filed November 14, 1996); (iii) Current Reports on Form 8-K dated January 3, 1996, January 17, 1996, January 24, 1996, January 26, 1996, February 6, 1996,
February 12, 1996, February 27, 1996, March 4, 1996, March 13, 1996, March 20, 1996, March 26, 1996 (as amended on Forms 8-K/A filed June 11, 1996 and July 6, 1996), March 31, 1996, May 1,
1996, May 8, 1996, May 24, 1996, May 31, 1996, June 4, 1996, June
6, 1996, June 17, 1996, June 30, 1996, August 7, 1996, August 26,
1996 (as amended on Form 8-K/A, filed October 30, 1996), August 29, 1996, September 5, 1996, September 17, 1996, September 20, 1996, September 24, 1996, September 26, 1996, October 1, 1996,
October 10, 1996, October 14, 1996, October 17, 1996, October 20, 1996, November 1, 1996, November 3, 1996 and November 5, 1996, November 12, 1996, November 22, 1996, December 4, 1996,

December
9, 1996, December 12, 1996, December 13, 1996,  December 18, 1996,
December  27,  1996,  January  7,  1997  and  January  8,   1997;
(iv) Reports by Issuer of Securities Quoted on Nasdaq Interdealer Quotation System on Form 10-C dated February 27, 1996 and March 20, 1996; and (b) the description of the Common Shares contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description. All documents filed by Loewen pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Offered Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.


     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     LOEWEN WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE FOREGOING DOCUMENTS INCORPORATED BY REFERENCE HEREIN (OTHER THAN EXHIBITS TO ANY SUCH DOCUMENT UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENT). REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE CORPORATE SECRETARY OF LOEWEN, 4126 NORLAND AVENUE, BURNABY, BRITISH COLUMBIA, CANADA V5G 3S8; TELEPHONE NUMBER (604) 299-9321.


         DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

       Certain documents incorporated by reference in this Prospectus contain both statements of historical fact and "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Examples of forward-looking statements include: (i) projections of revenue, earnings, capital structure and other financial items,
(ii) statements of the plans and objectives of the Company or its management, (iii) statements of future economic performance of the Company and (iv) assumptions underlying statements regarding the Company or its business. Important factors, risks and uncertainties that could cause actual results to differ materially from any forward-looking statements ("Cautionary Statements") are disclosed in certain documents incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.


                      FINANCIAL INFORMATION

     All  dollar amounts in financial statements incorporated  by reference  into  this  Prospectus are in  United  States  dollars
("U.S.$"  or  "$")  unless  otherwise indicated.   References  to
"Cdn.$" are to Canadian dollars.

     The   consolidated  financial  statements  of  Loewen,   its
subsidiaries and associated entities (the "Company") included in Loewen's reports filed pursuant to the Exchange Act are prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"). Differences between Canadian GAAP and accounting principles generally accepted in the United States ("U.S. GAAP"), as applicable to the Company, are explained in
Note 21 to the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, and in Note 11 to the interim consolidated financial statements included in the Company's Quarterly Report on Form 10-
Q for the quarter ended September 30, 1996.

     The consolidated financial statements of the Company for the year ended December 31, 1993, and for prior years, were published in Canadian dollars. Effective January 1, 1994, the Company adopted the United States dollar as its reporting currency and, accordingly, has published its consolidated financial statements for the year ended December 31, 1994 and subsequent periods in United States dollars. Financial information relating to periods prior to January 1, 1994 has been translated from Canadian dollars into United States dollars as required by Canadian GAAP at the December 31, 1993 rate of U.S.$1.00=Cdn$1.3217.


                           THE COMPANY

      The Loewen Group Inc. operates the second-largest number of funeral homes and cemeteries in North America and the largest number of funeral homes in Canada. The Company also engages in the pre-need selling of funeral, cemetery and cremation merchandise and services. As at December 31, 1996, the Company operated 956 funeral homes and 313 cemeteries throughout North America. This included 837 funeral homes and 307 cemeteries in the United States (including locations in Puerto Rico).


      On January 7, 1997, Service Corporation International ("SCI") publicly withdrew its unsolicited exchange offer to acquire Loewen (the "Proposed SCI Offer"). SCI had stated that, pursuant to the Proposed SCI Offer, announced in October 1996, SCI would exchange $45 worth of common stock for each Common Share tendered and $29.51 worth of common stock for each Loewen Series C preferred share tendered. In October 1996, the Loewen Board of Directors unanimously determined that the offer was inadequate and not in the best interests of Loewen or its shareholders and recommended that, if the offer were commenced, Loewen shareholders should not tender their shares.

      Loewen  was incorporated in 1985 under the laws of  British
Columbia,  Canada.   Loewen's  principal  executive  offices  are
located  at  4126  Norland  Avenue,  Burnaby,  British  Columbia,
Canada, V5G 3S8; telephone (604) 299-9321.

                          SELLING SHAREHOLDERS

         Certain of the Selling Shareholders listed in the following table have indicated their intention to sell some or all of the Offered Shares set forth opposite their respective names. The following table assumes that each of the Selling Shareholders will sell all of the Offered Shares set forth opposite such Selling Shareholder's name. However, one or more of the Selling Shareholders may sell only a small portion of or none of the Offered Shares set forth opposite such Selling Shareholder's name.

                                               NUMBER
                                                 OF
                             COMMON SHARES     SHARES     COMMON SHARES
                              BENEFICIALLY      HELD       BENEFICIALLY
                             OWNED PRIOR TO      OF      OWNED AFTER THE
                              THE OFFERING     RECORD        OFFERING
                                               TO BE
                                                SOLD
                                                 IN

                            NUMBER   PERCENT     THE     NUMBER   PERCENT
                              OF       OF     OFFERING     OF       OF
                            SHARES    CLASS              SHARES    CLASS
                             (1)       (1)
Gulf Group, Inc. and
Affiliates (2)

Gulf Group, Inc.            596,875(3) 1.01%   49,167       0        0%

Gulf National Life
Insurance Company           547,708(4) 0.93   186,771       0         0

Gulf Holdings, Inc.         360,937(5) 0.61    82,500       0         0

Selected Funeral Insurance
Company                     278,437    0.47   278,437       0         0

Bradford-O'Keefe Funeral
Homes, Inc.                  20,625(6) 0.03    12,375       0         0

James F. Webb Funeral
Homes, Inc.                   8,250    0.01     8,250       0         0

Jeremiah J. O'Keefe, Sr.    643,750(7) 1.09    26,250       0         0

Jeffrey H. O'Keefe          783,750(7) 1.33    41,250       0         0

Other Selling Shareholders

Willie E. Gary              375,000    0.63   375,000       0         0

People's Bank Biloxi, as
escrow agent for Halbert
E. Dockins, Jr. and
Michael S. Allred -- The    240,000(8) 0.41   240,000       0         0
Law Firm of Allred and
Donaldson

The O'Keefe Foundation      140,000(9) 0.24   140,000       0         0

Michael F. Cavanaugh         60,000    0.10    60,000       0         0

Footnotes appear on the following page.

(1) Determined as of January 8, 1997.
    7
(2) Gulf Group, Inc. ("Gulf Group") and its affiliates named herein (collectively, the "Gulf Shareholders") hold of record an aggregate of 685,000 Common Shares, all of which shares are Offered Shares. As a result of the affiliations among the Gulf Shareholders, Common Shares held of record by one of the Gulf Shareholders may be deemed to be beneficially owned by one or more of the other Gulf Shareholders. Each of Jeremiah J. O'Keefe, Sr. and Jeffrey H. O'Keefe holds more than 10% of the outstanding shares of capital stock of Bradford-O'Keefe Funeral Homes, Inc. ("Bradford-O'Keefe"), which is the sole shareholder of James F. Webb Funeral Homes, Inc. ("James F. Webb"). Jeremiah J. O'Keefe, Sr. also holds more than 10% of the outstanding shares of capital stock of Gulf Group, which is the sole shareholder of Gulf National
    Life Insurance Company ("Gulf National"). Gulf National holds more than 10% of the outstanding shares of capital stock of Gulf Holdings, Inc. ("Gulf Holdings"), which is the sole shareholder of Selected Funeral Insurance Company ("Selected Insurance"). Jeremiah J. O'Keefe, Sr. is a director of Gulf Group, Gulf Holdings and Bradford-O'Keefe. Jeffrey H. O'Keefe is a director of Gulf Group, Gulf National, Gulf Holdings and Selected Insurance.

(3) Includes  547,708  Offered  Shares  held  of  record  by  Gulf
    National, Gulf Holdings and Selected Insurance. Also includes 8,250 Common Shares originally issued to Gulf National Investment Company ("Gulf Investment"). Gulf Investment has been merged with and into Gulf Group.
(4) Includes 360,937 Offered Shares held of record by Gulf Holdings and Selected Insurance.

(5) Includes  278,437  Offered Shares held of record  by  Selected
    Insurance.

(6) Includes  8,250  Offered Shares held of  record  by  James  F.
    Webb.

(7) Includes 617,500 Offered Shares held of record by Gulf Group, Gulf National, Gulf Holdings, Selected Insurance, Bradford-O'Keefe and James F. Webb.

(8) Consists of shares held in an escrow account which may be revoked at any time by the law firm of Allred & Donaldson.

(9) Consists of shares acquired from Gulf Group, Gulf National and Jeremiah J. O'Keefe, Sr. in October 1996.

            AGREEMENTS WITH THE SELLING SHAREHOLDERS

     The Offered Shares were acquired by the Selling Shareholders (other than The O'Keefe Foundation, which acquired its shares from certain of the Selling Shareholders) in connection with the settlement (the "Settlement") of certain litigation against Loewen, LGII and two indirect subsidiaries. The Offered Shares are being registered pursuant to certain registration rights granted by Loewen pursuant to a Shareholders' Agreement made as of February 9, 1996, by and among Loewen, LGII, Jeremiah J. O'Keefe, Sr., Jeffrey H. O'Keefe, Bradford-O'Keefe, Gulf Holdings, Gulf Group, Gulf Investment, Gulf National, Selected Insurance, James F. Webb, Michael Allred and the law firm of Allred & Donaldson, Willie E. Gary and the law firm of Gary, Williams, Parenti, Finney, Lewis & McManus, Michael F. Cavanaugh, individually, and Halbert E. Dockins, Jr., individually (the "Shareholders' Agreement").

      The Shareholders' Agreement also includes, with respect to the Offered Shares (a) a per share price guarantee, pursuant to which, in certain circumstances, LGII will be required to pay to each Selling Shareholder, upon due notice ("Notice"), the amount by which $30 exceeds the weighted average closing price of the Common Shares on the New York Stock Exchange (or such other national securities exchange or interdealer quotation system as may then be the principal United States market for the Common Shares) for the five consecutive trading days preceding the date of the Notice, (b) a voting agreement pursuant to which the Selling Shareholders have agreed, until February 9, 1998, to vote the Offered Shares in accordance with the recommendations of the Board of Directors of Loewen, and (c) a right of first refusal granted to Loewen or its assignee by each of the Selling
Shareholders.    Pursuant  to  the  terms  of the

Shareholders' Agreement, Offered Shares sold pursuant to this Prospectus, upon transfer, will cease to be subject to the Shareholders' Agreement and persons who so acquire Offered Shares will not be entitled to receive any benefits from the Shareholders' Agreement.


                      PLAN OF DISTRIBUTION

     The Offered Shares may be sold from time to time on the New York Stock Exchange (or any other national securities exchange in the United States or interdealer quotation system on which the Common Shares may then be listed), in privately negotiated transactions (which may include block transactions) or otherwise. Such sales may be made at the market price prevailing at or around the time of sale, a price related to such prevailing market price or a negotiated price. In addition, the Selling Shareholders may engage in short sales, short sales against the box and other transactions in the Common Shares or derivatives thereof, and may pledge, sell, deliver or otherwise transfer the Offered Shares in connection therewith. This Prospectus may be used by the Selling Shareholders or by any broker-dealer who may participate in sales of the Offered Shares. Participating broker-dealers may act as agents or principals or both and may receive commissions, discounts or concessions (which may be in excess of customary brokers' commissions) in connection with sales or other transfers of Offered Shares. Other than the right of first refusal included in the Shareholders' Agreement, Loewen has not entered into any agreements or arrangements relating to the sale of the Offered Shares.

     LGII has agreed to pay the expenses of registering the Offered Shares on behalf of the Selling Shareholders, other than broker-dealer commissions, discounts or concessions and any legal fees incurred by the Selling Shareholders in connection with sales of the Offered Shares. Loewen has agreed to indemnify the Selling Shareholders and any underwriter (as defined in the
Securities Act) for a Selling Shareholder against certain liabilities under the Securities Act.


                CERTAIN RESTRICTIONS ON TRANSFER

     The Offered Shares were issued to the Selling Shareholders pursuant to a private placement exemption under the laws of British Columbia, Canada. The Offered Shares may not be traded in British Columbia until the expiration of a one-year hold period that commenced on February 15, 1996 (the "British Columbia Hold Period"). The British Columbia Hold Period will expire on February 15, 1997. Until the British Columbia Hold Period has expired, the Offered Shares may not be sold into British Columbia.

     Loewen has been advised by the New York Stock Exchange that certificates delivered by the Selling Shareholders representing
Offered  Shares  will be freely tradable on the  New  York  Stock
Exchange.


                             EXPERTS

     The consolidated financial statements of Loewen incorporated by reference in this Prospectus have been audited by KPMG, Chartered Accountants, for the periods indicated in its report thereon, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance on such report given on the authority of KPMG as experts in accounting and auditing.

                          LEGAL MATTERS

     The validity of the Offered Shares have been passed upon for Loewen by Russell & DuMoulin, Vancouver, British Columbia,
Canada.


   ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES AGAINST LOEWEN

     Loewen is a corporation organized under and governed by the laws of the Province of British Columbia, Canada. Certain of its directors, controlling persons, and officers are residents of Canada, and all or a portion of the assets of such persons and of Loewen are located outside the United States. As a result, it may be difficult or impossible for United States holders of the Common Shares to effect service within the United States upon Loewen (although it may be possible to effect service upon direct or indirect United States subsidiaries of Loewen) and those directors or officers who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon the civil liability of such persons under the Securities Act or the Exchange Act, to the extent such judgments exceed such person's United States assets. Loewen has been advised by Russell & DuMoulin, its Canadian counsel, that there is doubt as to the enforceability in Canada against any of these persons, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely on the Securities Act or the Exchange Act.

No dealer, salesperson or other person
has   been   authorized   to   give   any
information     or    to     make     any
representations    other    than    those
contained    in   this   Prospectus    in
connection  with the offer  and  sale  of
securities made hereby, and if  given  or
made, such information or representations
must  not  be relied upon as having  been
authorized by the Company or the  Selling    THE LOEWEN GROUP
Shareholders.  This Prospectus  does  not          INC.
constitute  an  offer of  any  securities
other  than those to which it relates  or
an   offer  or  a  solicitation  in   any
jurisdiction to any person to whom it  is
not   lawful  to  make  such   offer   or
solicitation    in   such   jurisdiction.
Neither  the delivery of this Prospectus,
nor  any distribution of securities  made
hereunder shall, under any circumstances,
create any implication that there has not
been  a change in the facts set forth  in
this Prospectus or in the affairs of  the
Company since the date hereof or that the
information contained herein  is  correct       PROSPECTUS
as of any time subsequent to the date hereof.
            TABLE OF CONTENTS
                                     Page

Available Information                 2
Incorporation of Certain Information
 by Reference                         2
Disclosure Regarding Forward-Looking
 Statements                           3         1,5000,000
Financial Information                 3
The Company                           4        COMMON SHARES
Selling Shareholders                  5
Agreements with the Selling
Shareholders                          6
Plan of Distribution                  7
Certain Restrictions on Transfer      7
Experts                               7
Legal Matters                         8
Enforceability of Certain Civil
 Liabilities Against Loewen           8

                                                January 10, 1997